Exhibit 99(2)

2006 Fourth Quarter Earnings Conference Call

Thank you Jay, and welcome to our fourth quarter conference call. I would like to make a few brief comments highlighting some key achievements of 2006 and provide some guidance for 2007. John O’Connor will then discuss our Exploration and Production business, after which John Rielly will review our financial results.

2006 was a year of record financial performance for our Company. Our results benefited from the strong commodity price environment which existed for much of the year. Corporate net income was $1.9 billion. Exploration and Production earned nearly $1.8 billion, and Marketing and Refining earned $390 million.

Capital and exploratory expenditures in 2006 amounted to just under $4.1 billion, of which about $ 3.9 billion was related to Exploration and Production activities. For 2007, our capital and exploratory expenditures are budgeted to be approximately $4.0 billion, of which about $3.9 billion relates to Exploration and Production, including our acquisition of a 28% working interest in the Genghis Khan Field in the Gulf of Mexico.

We enhanced the strength of our financial position during the year, with our debt to capitalization ratio improving to 31.7% at the end of 2006 versus 37.6% at the end of 2005.

During 2006, our operational achievements included:

•	growing our proved reserves to 1.24 billion barrels of oil equivalent;
•	replacing approximately 230% of production, at a FD&A cost of about $12.55 per barrel;
•	lengthening our reserve life to 9.3 years, marking the fourth consecutive year in which we have lengthened our reserve life;
•	increasing our crude oil and natural gas production by 7% versus the prior year;
•	bringing four field developments into production;
•	creating significant value from our high impact exploration program; and
•	continuing the selective expansion of our Retail and Energy Marketing businesses.

With regard to crude oil and natural gas production, in 2006 our production averaged 359 thousand barrels of oil equivalent per day. In 2007 we forecast that worldwide crude oil and natural gas production will average between 370 and 380 thousand barrels of oil equivalent per day, which is within our long term guidance of 3-5% production growth per year.

As to our major field developments, we made significant progress during 2006, including four field start-ups, ACG Phase 2, Atlantic / Cromarty, Phu Horm, and Okume. During the year we sanctioned the Shenzi deepwater development located in the Green Canyon area of the Gulf of Mexico and advanced the Pangkah oil development in Indonesia and the Seminole ROZ project in the Permian Basin, all of which are scheduled to begin production in 2009.

In terms of exploration, we continued to have good success in the deepwater Gulf of Mexico during 2006. We made a potentially significant discovery at our Pony prospect, on Green Canyon Block 468, and drilled a successful appraisal sidetrack which confirmed our pre-drill estimate of 100-600 million barrels of oil equivalent on our acreage. We have a 100% interest in the Pony prospect. In addition, successful appraisal drilling at our Tubular Bells prospect, on Mississippi Canyon Blocks 683 and 726, in which we have a 20% interest, has been very encouraging. Appraisal drilling at both these discoveries will continue in 2007.

With regard to Marketing and Refining, our businesses were negatively impacted by margin pressures and milder than normal weather. Our refineries operated reliably with the exception of some unplanned downtime at our HOVENSA joint venture early last year. We successfully completed low sulfur fuel projects at both HOVENSA and Port Reading during the year. In Retail Marketing, our annual convenience store revenues in 2006, excluding petroleum products, exceeded $1 billion for the first time. Energy Marketing achieved increased sales of both natural gas and electricity as a result of both organic growth and selective acquisitions, building a stronger and more profitable business for the future.

In summary, we are pleased with the performance of our assets and the strength of our organization. We remain confident that the investments we are making for the future will sustain profitable growth and create significant value for our shareholders.

I will now turn the call over to John O’Connor.

Forward Looking Statements
Certain statements in this release may constitute "forward-looking statements" within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended. Forward-looking statements are subject to known and unknown risks and uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, uncertainties inherent in the measurement and interpretation of geological, geophysical and other technical data.